Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors and Stockholders

Centra Software, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-107809, No. 333-97333, No. 333-60718 and No. 333-40268) on Form S-8 of Centra Software, Inc. of our report dated January 28, 2004, with respect to the consolidated balance sheets of Centra Software, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Centra Software, Inc.

\s\    KPMG LLP

Boston, Massachusetts

March 10, 2004